EXHIBIT 21.1

                     LIST OF THE SUBSIDIARIES OF THE COMPANY


o        The Leather Factory, Inc., a Nevada corporation
o        The Leather Factory of Nevada Investments, Inc., a Nevada corporation
o        The Leather Factory, LP, a Texas limited partnership
o        The Leather Factory ,Inc., an Arizona corporation
o        Hi-Line Leather & Manufacturing Company, a California corporation
o        Roberts, Cushman & Company, Inc., a New York corporation
o The Leather Factory of Canada Ltd., a Manitoba domiciled Canadian corporation
o        Tandy Leather Company, Inc., a Nevada corporation
o        Tandy Leather Company Investments, Inc. a Nevada corporation
o        Tandy Leather Company, LP, a Texas limited partnership